                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Freeport-McMoRan Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                    [Logo of Freeport-McMoRan Appears Here]

                              ------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                APRIL 29, 1997

                              ------------------
                                                                 March 21, 1997

  The Annual Meeting of Stockholders of Freeport-McMoRan Inc. will be held at the office of the corporation, 1615 Poydras Street, New Orleans, Louisiana, on Tuesday, April 29, 1997, at 1:30 p.m., for the following purposes:

    (1) To elect four of twelve directors to hold office for three years and until their successors are respectively elected and qualified;

    (2) To ratify the appointment of Arthur Andersen LLP as the independent auditors to audit the financial statements of the corporation and its subsidiaries for the year 1997; and

    (3) To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed the close of business on March 7, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournments thereof.

  Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your cooperation will be appreciated.

                                               By Order of the Board of
                                                Directors.

                                               Michael C. Kilanowski, Jr.
                                               Secretary

                             FREEPORT-McMoRan INC.
                              1615 POYDRAS STREET
                         NEW ORLEANS, LOUISIANA 70112

  The Annual Report to Stockholders for the year 1996, including financial statements, is being mailed to stockholders together with these proxy materials on or about March 21, 1997.

                                PROXY STATEMENT

  This proxy statement is furnished in connection with a solicitation of proxies by the Board of Directors (the "Board of Directors" or the "Board") of Freeport-McMoRan Inc. (the "Company") for use at its Annual Meeting of Stockholders to be held on April 29, 1997, and at any adjournment thereof (the "Meeting").

VOTING PROCEDURE

  Stockholders of record at the close of business on March 7, 1997 (the "Record Date") will be entitled to vote at the Meeting. On the Record Date, there were 23,928,107 shares of common stock (the "Common Stock") outstanding, and each of such shares will entitle the holder to one vote at the Meeting.

  The Company's By-Laws (the "By-Laws") provide that the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting, present in person or represented by proxy, will constitute a quorum at the Meeting. The persons appointed by the Company to act as inspectors of election will treat shares of Common Stock represented by a properly executed and returned proxy as present at the Meeting for purposes of determining a quorum. The shares of Common Stock present at the Meeting that are abstained from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

  The By-Laws provide that the Company's directors will be elected by a plurality vote and that, except as otherwise provided by statute, the Company's Certificate of Incorporation or the By-Laws, all other matters coming before the Meeting will be decided by the vote of a majority of the number of shares of Common Stock present in person or represented by proxy and entitled to vote at the Meeting. Votes cast at the Meeting will be counted by the inspectors of election. Because directors will be elected by a plurality vote, abstentions and broker non-votes will have no effect upon the election of directors. All other matters to come before the Meeting require the approval of a majority of the shares of Common Stock present and entitled to vote at the Meeting with respect to such matters; therefore, abstentions as to particular proposals will have the same effect as votes against such proposals. Broker non-votes as to particular proposals will not be deemed to be a part of the voting power present with respect to such proposals, will not count as votes for or against such proposals and will not be included in calculating the number of votes necessary for approval of such proposals.

  Proxies in the enclosed form are solicited by the Board of Directors to provide an opportunity to every stockholder to vote on all matters scheduled to come before the Meeting, whether or not he or she attends in person. If proxies in the enclosed form are properly executed and returned, the shares represented thereby will be voted as specified. If no specifications are made, the proxies will be voted in favor of the proposed nominees and for the ratification of the appointment of auditors. Any stockholder submitting a proxy may revoke that proxy or submit a revised proxy at any time before it is voted. A stockholder may also attend the Meeting in person and vote by ballot, thereby canceling any proxy previously given. Management expects no matters to be presented for action at the Meeting other than the election of directors and the ratification of the appointment of auditors. If, however, any other matters properly come before the Meeting, the persons named as proxies in the enclosed form of proxy intend to vote in accordance with their judgment.

PROXY SOLICITATION

  The Company will pay all expenses of soliciting proxies for the Meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and the Company will reimburse them for their reasonable expenses in doing so. The Company has retained Georgeson & Co. Inc., Wall Street Plaza, New York, New York, to assist with the solicitation of proxies from brokers and nominees. It is estimated that the fees for such firm's services will be $7,500 plus its reasonable out-of-pocket expenses. Certain employees of the Company, who will receive no additional compensation for their services, may also solicit proxies by telephone, telegram, telex, telecopy or personal interview.

STOCKHOLDER PROPOSALS

  In order to be considered for inclusion in the Company's 1998 proxy materials, stockholder proposals must be received by the Company no later than November 20, 1997.

CORPORATE GOVERNANCE

  The Board of Directors, which held six meetings during 1996, has primary responsibility for directing the management of the business and affairs of the Company. The Board currently consists of twelve members. To provide for effective direction and management of the Company's business, the Board of Directors has established six committees, including the Audit Committee, the Nominating Committee and the Corporate Personnel Committee.

  The Audit Committee reviews the Company's financial statements and exercises general oversight with respect to the activities of the Company's independent auditors, principal accounting officer and internal auditing group and related matters. The Audit Committee currently consists of

Mr. Day as Chairman, and Messrs. Bruce, Harrison, Kissinger, Lackey and Rankin and Ms. McDonald, none of whom is an officer or employee of the Company or any of its subsidiaries. The Audit Committee met three times during 1996.

  The Nominating Committee makes recommendations to the Board concerning the structure of the Board, corporate governance and proposed new members of the Board and nominates individuals to stand for election as directors. The Nominating Committee will consider recommendations by the Company's stockholders of potential nominees for election as directors. The Company's Secretary will, upon written request by any stockholder, furnish information concerning the procedures required to be followed in connection with such recommendations. The Nominating Committee currently consists of Mr. Rankin, as Chairman, and Messrs. Day and Moffett. The Nominating Committee held two meetings during 1996.

  The Corporate Personnel Committee, which is described further below, currently consists of Mr. Bruce as Chairman, and Messrs. Harrison, Putnam and Wharton. The Corporate Personnel Committee met nine times during 1996.

  Each of the current directors attended at least 75% of the aggregate number of meetings held during 1996 of the Board and Board committees of which he or she served, except Mr. Harrison.

                             ELECTION OF DIRECTORS

  At the Meeting four directors are to be elected to a three-year term, each to hold office until his successor is elected and qualified. The Board of Directors consists of three classes, each having a three-year term of office, with one class being elected each year. The persons named in the enclosed form of proxy intend to vote such proxy, unless otherwise directed, for the election of Messrs. Harrison, Kissinger, Latiolais and Wharton as members of the class to serve until the 2000 Annual Meeting of Stockholders. Messrs. Adkerson, Moffett, Putnam and Rankin and Ms. McDonald are members of the class to serve until the 1998 Annual Meeting of Stockholders, and Messrs. Bruce, Day and Lackey are members of the class to serve until the 1999 Annual Meeting of Stockholders. If, contrary to present expectation, any of the nominees to be elected at the Meeting should become unavailable for any reason, the Board of Directors may reduce the size of the Board or votes may be cast pursuant to the accompanying form of proxy for a substitute nominee designated by the Nominating Committee.

INFORMATION ABOUT NOMINEES AND DIRECTORS

  The following table provides certain information as of December 31, 1996, with respect to each nominee and each other director whose term will continue after the Meeting. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. If the year first elected a director is prior to 1981, the person's present continuous term of office includes a period served as a director of a predecessor of the Company.

                                                                             YEAR FIRST
    NAME OF NOMINEE             PRINCIPAL OCCUPATIONS, OTHER DIRECTORSHIPS    ELECTED
      OR DIRECTOR         AGE         AND POSITIONS WITH THE COMPANY         A DIRECTOR
    ---------------       --- ---------------------------------------------  ----------
Richard C. Adkerson        50 Vice Chairman of the Board of the Company.        1995
                               Senior Vice President and Chief Financial
                               Officer of the Company until 1995. Vice
                               President of the Company until 1992.
                               Executive Vice President and Chief Financial
                               Officer of Freeport-McMoRan Copper & Gold
                               Inc. ("FCX"). Co-Chairman of the Board and
                               Chief Executive Officer of McMoRan Oil & Gas
                               Co. ("MOXY"). Chairman of the Board and
                               Chief Executive Officer of FM Properties
                               Inc. Director of Hi-Lo Automotive, Inc.
Robert W. Bruce III        52 President, The Robert Bruce Management Co.,       1989
                               Inc., investment managers. Managing Partner,
                               Steamboat Group, until 1992. Director of FCX
                               and MOXY.
Robert A. Day              53 Chairman of the Board of Trust Company of the     1984
                               West, an investment management company.
                               Chairman and President of W.M. Keck
                               Foundation. Director of Fisher Scientific
                               International, Inc., FCX and MOXY.
William B. Harrison, Jr.   53 Vice Chairman of The Chase Manhattan              1992
                               Corporation and its subsidiary, The Chase
                               Manhattan Bank. Director of Dillard
                               Department Stores, Inc., FCX and MOXY.
Henry A. Kissinger         73 Chairman of the Board and Chief Executive         1988
                               Officer, Kissinger Associates, Inc.,
                               international consultants and consultants to
                               the Company. Director of Revlon, Inc.,
                               Hollinger International Inc. and FCX.
Bobby Lee Lackey           59 President and Chief Executive Officer of J.S.     1987
                               McManus Produce Company, Inc., grower of
                               vegetables and shipper of fruits and
                               vegetables. Director of FCX and MOXY.

                                                                          YEAR FIRST
   NAME OF NOMINEE           PRINCIPAL OCCUPATIONS, OTHER DIRECTORSHIPS    ELECTED
     OR DIRECTOR       AGE         AND POSITIONS WITH THE COMPANY         A DIRECTOR
   ---------------     --- ---------------------------------------------  ----------
Rene L. Latiolais       54 President and Chief Executive Officer of the      1993
                            Company. Chief Operating Officer of the
                            Company until 1995. Executive Vice President
                            of the Company until 1993. Senior Vice
                            President of the Company until 1992.
                            Commissioner of P.T. Freeport Indonesia
                            Company ("PT-FI"), an operating subsidiary
                            of FCX, since 1993. President and Chief
                            Executive Officer of Freeport-McMoRan
                            Resource Partners, Limited Partnership
                            ("FRP"). Director and Vice Chairman of the
                            Board of FCX.
Gabrielle K. McDonald   54 Judge, International Criminal Tribunal for        1993
                            the Former Yugoslavia. Distinguished
                            Visiting Professor of Law, Texas Southern
                            University, Thurgood Marshall School of Law,
                            until 1995. Visiting Professor of Law, St.
                            Mary's University School of Law, and of
                            counsel, Walker & Satterthwaite, law firm,
                            until 1993. Director of FCX and MOXY.
James R. Moffett        58 Chairman of the Board of the Company. Chief       1969
                            Executive Officer until 1995. President
                            Commissioner of PT-FI. Chairman of the Board
                            and Chief Executive Officer of FCX and Co-
                            Chairman of the Board of MOXY.
George Putnam           70 Chairman of The Putnam Investment Management      1978
                            Company, Inc. and of each of the members of
                            the Putnam group of mutual funds. Director
                            of The Boston Company, Inc., Boston Safe
                            Deposit and Trust Company, Houghton-Mifflin
                            Company, Marsh-McLennan Companies Inc.,
                            Rockefeller Group, Inc., FCX and MOXY.
B. M. Rankin, Jr.       66 Private investor. Consultant to the Company.      1969
                            Director of FCX and MOXY.
J. Taylor Wharton       58 Chairman of the Department of Gynecology at       1992
                            the University of Texas M.D. Anderson Cancer
                            Center. Director of FCX and MOXY.

  The directors of the Company who also serve as directors of FCX and MOXY constitute a majority of the directors of each of those corporations.

DIRECTOR COMPENSATION

  Each director who is not an officer or employee of the Company or any of its subsidiaries receives an annual fee of $20,000 and attendance fees of $1,000 for each meeting of the Board or committee attended. Each director who is also an officer or employee of the Company or any of its subsidiaries receives $1,000 for attending each Board meeting.

PLAN FOR DEFERRAL OF DIRECTORS' FEES

  Under the 1991 Plan for Deferral of Directors' Fees (the "Deferral Plan"), a participating director may elect to defer the payment of any director fees. The deferred amounts are, at the direction of the participant, credited to one or two accounts in specified percentages. Fees credited to the deferred cash account earn interest at a rate equal to the prime lending rate announced from time to time by The Chase Manhattan Bank, compounded quarterly. Fees credited to the deferred stock account are converted to stock units relating to Common Stock and earn dividend equivalents relating to dividends on Common Stock. Dividend equivalents credited are converted into additional stock units determined on the basis of the fair market value of Common Stock. One or more cash payments of the total amounts credited to a participant's accounts will be made following the cessation of the participant's service as a director of the Company, in accordance with a payment schedule selected by the participant.

RETIREMENT PLAN FOR NON-OFFICER DIRECTORS

  The Company has a retirement plan for the benefit of non-officer directors who reach age sixty-five. Under the retirement plan, an eligible director will be entitled to an annual benefit equal to a percentage of the standard portion of the annual fee for a director at the time of his or her retirement. The amount of such percentage, which is at least 50% but not greater than 100%, will depend on the number of years the retiree served as a non-officer director of the Company or its predecessors. The benefit is payable from the date of retirement until the retiree's death.

STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

  Each director who is not an employee of the Company is eligible for the grant of options under the 1988 Stock Option Plan for Non-Employee Directors (the "1988 Plan"). On May 1 of each year through 1997, each eligible director will be granted a non-qualified option to purchase 1,664 shares of Common Stock at 100% of the fair market value of such shares on the date of grant. Each option granted under the 1988 Plan expires ten years after the date of grant. In accordance with the 1988 Plan, on May 1, 1996, each non-employee director was granted an option to purchase 1,664 shares of Common Stock at an exercise price of $36.6875. During 1996 none of the current non-employee directors exercised options granted under the 1988 Plan.

DIRECTORS' CHARITABLE GIFT PROGRAM

  Until February 1996, each director was entitled under the Company's Directors' Charitable Gift Program to designate up to four eligible charities to receive a donation in the aggregate amount of $1,000,000 from the Company upon the director's death, provided the termination of the director's service occurred as a result of death, disability, retirement or a change in the composition of the Board after certain corporate transactions. Eligible charities included educational institutions, educational associations, educational funds, cultural institutions, social service community organizations, hospital organizations and environmental organizations. The program was funded by Company assets and life insurance policies on the lives of the directors purchased and owned by the Company.

  In February 1996 the Company terminated the program (except with respect to one former director) in conjunction with the establishment of the Freeport-McMoRan Foundation (the "Foundation"), and transferred to the Foundation all of the life insurance policies previously purchased by the Company. The Foundation has no obligation to make gifts to designated institutions upon the death of individual directors but, in consideration for the transfer to the Foundation of the life insurance policies, the Company has requested that the Foundation consider directors' requests.

MATCHING GIFTS PROGRAM

  The Foundation administers a matching gifts program in which the Company participates. The program is available to the Company's directors, officers, employees, full-time consultants and retirees. Under the program, the Foundation will match gifts made by a participant to eligible institutions, including educational institutions, educational associations, educational funds, cultural institutions, social service community organizations, hospital organizations and environmental organizations. The Foundation provides the gifts directly to the institution. The Foundation double matches gifts by a director not in excess of $1,000 and gifts by any other participant not in excess of $500. The annual amount of Company matching gifts for any director may not exceed $40,000, and for any other participant may not exceed $20,000. The matching gifts made by the Foundation on behalf of the Company in 1996 for each of the participating directors were as follows: $40,000 for Mr. Adkerson; $40,000 for Mr. Bruce; $28,200 for Mr. Harrison; $38,500 for Mr. Kissinger; $9,775 for Mr. Lackey; $3,675 for Mr. Latiolais; $2,000 for Ms. McDonald; $40,000 for Mr. Moffett; $40,000 for Mr. Putnam; $26,170 for Mr. Rankin; and $4,500 for Mr. Wharton.

SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth information regarding the ownership of the Company's Common Stock and depositary units representing limited partnership interests in FRP ("FRP Units") by (i) each director and nominee of the Company, (ii) each executive officer for whom compensation information is disclosed under the heading "Executive Officer Compensation" and (iii) all directors and executive officers of the Company as a group, determined in accordance with Rule 13d-3 of the Securities and Exchange Commission ("SEC") based on information furnished by such persons. The Company serves as a managing general partner of FRP and, as of December 31, 1996, owned approximately 51.6% of the outstanding partnership interests of FRP. Unless otherwise indicated, all information is presented as of December 31, 1996 and all shares or units shown are held with sole voting and investment power.

                               NUMBER OF SHARES OF
                                   COMMON STOCK        NUMBER OF FRP UNITS
   NAME OF BENEFICIAL OWNER  BENEFICIALLY OWNED(1)(2) BENEFICIALLY OWNED(1)
   ------------------------  ------------------------ --------------------
Richard C. Adkerson                    23,726(3)(4)              --
Robert W. Bruce III                   934,620(5)                 --
Robert A. Day                          11,505                    62
Charles W. Goodyear                    68,459(3)(6)              --
William B. Harrison, Jr.                3,317(7)                 --
W. Russell King                        18,645                   990
Henry A. Kissinger                     10,533                    --
Bobby Lee Lackey                       12,017(8)                 85(8)
Rene L. Latiolais                     122,886(3)                707(9)
Gabrielle K. McDonald                   1,339                    --
James R. Moffett                      280,298(3)(10)         39,600(10)
George Putnam                          14,364(11)                --
B.M. Rankin, Jr.                      161,235(12)                --
J. Taylor Wharton                       8,087(13)            15,080(13)
All directors and executive
 officers as a group
 (17 persons)                       1,703,475(14)            70,797(14)

---------
 (1) With the exception of Mr. Bruce (who beneficially owns 3.9% of the outstanding Common Stock) and Mr. Moffett (who beneficially owns 1.2% of the outstanding Common Stock), each individual holds less than 1% of the outstanding Common Stock and FRP Units, respectively.
 (2) Includes shares that could be acquired within sixty days after December 31, 1996, upon the exercise of options granted pursuant to the Company's stock option plans, as follows: Mr. Adkerson, 12,862 shares; Mr. Bruce, 7,954 shares; Mr. Day, 10,654 shares; Mr. Goodyear, 67,729 shares; Mr. Harrison, 2,617 shares; Mr. King, 7,508 shares; Mr. Kissinger, 9,733 shares; Mr. Lackey, 11,575 shares; Mr. Latiolais, 64,771 shares; Ms. McDonald, 1,296 shares; Mr. Moffett, 22,729 shares; Mr. Putnam, 11,575 shares; Mr. Rankin, 11,575 shares; Mr. Wharton, 2,617 shares; all directors and executive officers as a group, 275,995 shares.
 (3) Includes shares held by the trustee under the Company's Employee Capital Accumulation Program for the benefit of such individuals, as follows: Mr. Adkerson, 838 shares; Mr. Goodyear, 720 shares; Mr. Latiolais, 3,009 shares; Mr. Moffett, 4,318 shares.

 (4) Includes 149 shares held in a retirement trust for the benefit of Mr. Adkerson.
 (5) Includes 925,000 shares held by a limited partnership with respect to which Mr. Bruce shares voting and investment power.
 (6) Includes 10 shares held in a retirement trust for the benefit of Mr. Goodyear.
 (7) Includes 200 shares owned by Mr. Harrison's wife.
 (8) Includes 239 shares of Common Stock and 25 FRP Units held in a retirement trust for the benefit of Mr. Lackey and 60 FRP Units held for the benefit of Mr. Lackey under the FRP Reinvestment Plan.
 (9) Includes 573 FRP Units held for the benefit of Mr. Latiolais under the FRP Reinvestment Plan.
(10) Includes 26,624 shares of Common Stock and 39,600 FRP Units held for the benefit of trusts with respect to which Mr. Moffett, as a co-trustee, shares voting and investment power but as to which he disclaims beneficial ownership.
(11) Includes 538 shares of Common Stock held by a charitable trust with respect to which Mr. Putnam, as co-trustee, shares voting and investment power but as to which Mr. Putnam disclaims beneficial ownership.
(12) Includes 57,831 shares of Common Stock with respect to which Mr. Rankin has sole voting and investment power under a power of attorney but as to which he disclaims beneficial ownership.
(13) Includes 2,119 shares of Common Stock and 14,000 FRP Units held by Mr. Wharton's wife and 1,129 shares of Common Stock held by Mr. Wharton as custodian for his daughters. Includes 1,080 FRP Units held under the FRP Reinvestment Plan as follows: 469 FRP Units for the benefit of Mr. Wharton, 325 FRP Units for the benefit of Mr. Wharton's wife and 286 FRP Units for the benefit of Mr. Wharton as custodian for his daughters.
(14) Represents approximately 7.0% of the outstanding Common Stock and less than 1% of the outstanding FRP Units.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth information regarding the ownership of the Company's Common Stock by each person known to the Company to be a beneficial owner of more than 5% of the outstanding Common Stock, determined in accordance with Rule 13d-3 of the SEC based on information furnished by such persons. Unless otherwise indicated, all information is presented as of December 31, 1996, and all shares indicated as beneficially owned are held with sole voting and investment power.

                                            NUMBER OF SHARES  PERCENT
        NAME AND ADDRESS                   BENEFICIALLY OWNED OF CLASS
        ----------------                   ------------------ --------
     David J. Greene and Company               1,728,782(1)      7.1%
      599 Lexington Avenue
      New York, New York 10022
     Merrill Lynch & Co., Inc.                 4,317,511(2)     17.8%
      World Financial Center, North Tower
      250 Vesey Street
      New York, New York 10281
     Oppenheimer Group, Inc.                   2,267,884(3)      9.4%
      Oppenheimer Tower
      World Financial Center
      New York, New York 10281
     The Equitable Companies Incorporated      1,855,875(4)      7.7%
      787 Seventh Avenue
      New York, New York 10019

---------
(1) Based on the Schedule 13G dated February 7, 1997 that David J. Greene and Company filed with the SEC. David J. Greene and Company has sole voting and investment power with respect to 76,075 shares, shares voting power with respect to 1,069,424 shares and shares investment power with respect to 1,652,707 shares.
(2) Based on the Schedule 13G dated February 13, 1997 that Merrill Lynch & Co., Inc. filed with the SEC. Merrill Lynch & Co., Inc., through its affiliates, shares voting and investment power with respect to all shares shown but disclaims beneficial ownership of such shares.
(3) Based on the Schedule 13G dated January 15, 1997 that Oppenheimer Group, Inc. filed with the SEC. Oppenheimer Group, Inc., through its affiliates, shares voting and investment power with respect to all shares shown but disclaims beneficial ownership of such shares.
(4) Based on the Schedule 13G dated February 12, 1997 that The Equitable Companies Incorporated filed with the SEC. The Equitable Companies Incorporated, through its affiliates, has sole voting power with respect to 1,649,410 shares, shares voting power with respect to 117,000 shares and has sole investment power with respect to all shares shown but disclaims beneficial ownership of such shares.

                              ------------------

EXECUTIVE OFFICER COMPENSATION

  The following table sets forth certain information regarding the compensation that the Company paid to its chief executive officer and each of its four most highly compensated executive officers (with respect to salary and bonus only) other than the chief executive officer (collectively, the "Named Executive Officers"). During 1996, the Named Executive Officers also provided services to and received compensation from FCX.

                          SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                       COMPENSATION
                                                                   ---------------------
                                      ANNUAL COMPENSATION             AWARDS    PAYOUTS
                             ------------------------------------- ------------ --------
                                                                    SECURITIES
  NAME AND PRINCIPAL                                OTHER ANNUAL    UNDERLYING    LTIP      ALL OTHER
       POSITION         YEAR   SALARY     BONUS    COMPENSATION(1) OPTIONS/SARS PAYOUTS  COMPENSATION(2)
  ------------------    ---- ---------- ---------- --------------- ------------ -------- ---------------
James R. Moffett        1996 $  180,556 $1,025,000    $ 60,464(3)    330,000    $614,151    $ 19,333
 Chairman of the        1995  1,250,000  2,480,664     499,822(3)         --     730,988     100,308
 Board                  1994  1,250,000  3,149,900     538,418(3)         --     566,500      83,553
Rene L. Latiolais       1996    630,000  1,955,000     137,951(4)    385,000     245,651      44,543
 President and Chief    1995    700,000  2,167,953      69,305(4)         --     292,388      50,825
 Executive Officer      1994    700,000  2,263,900      85,464(4)         --     226,600      44,303
Richard C. Adkerson     1996    102,273    567,000       3,811        90,000     122,826      13,320(6)
 Vice Chairman of       1995    500,000    950,340      89,617(5)         --     146,194      39,346(6)
 the Board              1994    500,000  1,476,500       8,914       110,100     113,300      31,830(6)
Charles W. Goodyear(7)  1996    350,000    689,000       3,301       220,000     122,826      17,500
 Executive Vice         1995    500,000  1,077,493       3,494            --     146,194      25,000
 President              1994    500,000  1,476,500       6,113       110,100     113,300      23,250
W. Russell King         1996    150,000    162,500       5,546         4,000      36,850       8,207
 Senior Vice President  1995    300,000    300,000      11,092            --      43,860      16,416
                        1995    300,000    268,200       9,757       107,600      50,985      13,457

---------
(1) In addition to items disclosed in notes 3, 4 and 5, includes the Company's payments of taxes in connection with certain benefits the Company provided to each Named Executive Officer in the following respective amounts for 1996, 1995 and 1994: Mr. Moffett, $6,552, $40,422 and $38,398; Mr.
    Latiolais, $39,121, $26,496 and $23,402; Mr. Adkerson $3,811, $32,909 and
    $8,914; Mr. Goodyear, $3,301, $3,494 and $6,113; and Mr. King, $5,546,
    $11,092 and $9,757. Does not include perquisites that the Company provided to each Named Executive Officer unless the aggregate amount in any year exceeded $50,000.

(2) Comprised of the Company's contributions to defined contribution plans, the Company's premium payments for universal life insurance policies and director fees as follows:

                                          LIFE
                              PLAN      INSURANCE DIRECTOR
          NAME       YEAR CONTRIBUTIONS PREMIUMS    FEES
          ----       ---- ------------- --------- --------
      Mr. Moffett    1996    $ 9,027     $ 4,306   $6,000
                     1995     62,500      29,808    8,000
                     1994     60,766      15,787    7,000
      Mr. Latiolais  1996     31,500       7,043    6,000
                     1995     35,000       7,825    8,000
                     1994     33,273       5,030    6,000
      Mr. Adkerson   1996      5,114         483    6,000
                     1995     25,000       2,646    4,000
                     1994     23,250       1,180       --
      Mr. Goodyear   1996     17,500          --       --
                     1995     25,000          --       --
                     1994     23,250          --       --
      Mr. King       1996      7,500         707       --
                     1995     15,000       1,416       --
                     1994     13,258         199       --

(3) Includes $53,912, $459,400 and $500,020 of perquisites that the Company provided to Mr. Moffett in 1996, 1995 and 1994, respectively, consisting of (a) $270,000 of principal payments of a non-interest bearing loan to Mr. Moffett from the Company that were forgiven in 1995 and 1994, (b) $62,606 and $80,793 of imputed interest in 1995 and 1994, respectively, on such loan, (c) $40,000 of matching gifts under the matching gifts program during each year, (d) $2,745 in 1996 and $19,000 in each of 1995 and 1994 for financial counseling and tax return preparation and certification services, and (e) $11,167, $67,794 and $90,227 of additional income recognized for federal income tax purposes by Mr. Moffett for use of the Company's aircraft in 1996, 1995 and 1994, respectively.
(4) Includes $98,830, $42,809 and $62,062 of perquisites that the Company provided to Mr. Latiolais in 1996, 1995 and 1994, respectively, consisting of (a) $3,675, $2,549 and $4,849 of matching gifts under the matching gifts program during 1996, 1995 and 1994, respectively, (b) $19,587, $20,000 and $20,360 for financial counseling and tax return preparation and certification services in 1996, 1995 and 1994, respectively, and (c) $75,568, $20,260 and $36,853 of additional income recognized for federal income tax purposes by Mr. Latiolais for his use of the Company's aircraft in 1996, 1995 and 1994, respectively.
(5) Includes $56,708 of perquisites that the Company provided to Mr. Adkerson in 1995 consisting of (a) $26,300 of matching gifts under the matching gifts program, (b) $4,717 for financial counseling and tax return preparation and certification services and (c) $25,691 of additional income recognized for federal income tax purposes by Mr. Adkerson for his use of the Company's aircraft.

(6) Includes $1,723, $7,700 and $7,400 of scholarships that the Company provided in 1996, 1995 and 1994, respectively, for the benefit of Mr. Adkerson's son.
(7) Effective as of January 1, 1997, Mr. Goodyear resigned from the Company and, pursuant to an agreement described in the section titled "Certain Transactions," he forfeited two-thirds of the stock options that the Company granted to him in 1996 and will receive $8,333 per month over a three-year period.

                              ------------------

  The following table sets forth information with respect to all stock options and SARs that the Company granted to each of the Named Executive Officers in 1996.

                           OPTION/SAR GRANTS IN 1996

                                      PERCENT OF
                         NUMBER OF      TOTAL
                         SECURITIES  OPTIONS/SARS
                         UNDERLYING   GRANTED TO  EXERCISE               GRANT DATE
                        OPTIONS/SARS EMPLOYEES IN OR BASE   EXPIRATION    PRESENT
         NAME            GRANTED(1)      1996      PRICE       DATE       VALUE(2)
         ----           ------------ ------------ -------- ------------- ----------
James R. Moffett          330,000       30.37%     $34.81   May 14, 2006 $5,375,700
Rene L. Latiolais         385,000       35.43%      34.81   May 14, 2006  6,271,650
Richard C. Adkerson        90,000        8.28%      34.81   May 14, 2006  1,466,100
Charles W. Goodyear(3)    220,000       20.25%      34.81   May 14, 2006  3,583,800
W. Russell King             4,000        0.37%      36.56   Apr. 30, 2006    69,000

---------
(1) The stock options granted to Messrs. Moffett, Latiolais, Adkerson and Goodyear will become exercisable over a five-year period and the stock options granted to Mr. King will become exercisable over a four-year period. The stock options will become immediately exercisable in their entirety if (a) any person or group of persons acquires beneficial ownership of shares representing 20% or more of the Company's total voting power or (b) under certain circumstances, the composition of the Board of Directors is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination thereof. Each stock option has an equal number of tandem "limited rights," which may be exercisable only for a limited period in the event of a tender offer, exchange offer, a series of purchases or other acquisitions or any combination thereof resulting in a person or group of persons becoming a beneficial owner of shares representing 40% or more of the Company's total voting power. Each limited right entitles the holder to receive cash equal to the amount by which the highest price paid in such transaction exceeds the exercise price.
(2) The Black-Scholes option pricing model was used to determine the grant date present value of the stock options granted by the Company to the Named Executive Officers. Under the Black-Scholes option pricing model, the grant date present value of each stock option and SAR referred to in the table was calculated to be $17.25 on April 30, 1996 and $16.29 on May 14, 1996. The following facts and assumptions were used in making such calculations: (a) an unadjusted exercise price for each such stock option as set forth under the column labeled

    "Exercise or Base Price;" (b) a fair market value of $36.5625 and $34.8125 for one share of Common Stock on April 30, 1996 and May 14, 1996, respectively; (c) dividend yields of 0.98% and 1.03%, respectively, derived from dividing (i) $0.36, which is the value of the dividend currently being paid on one share of Common Stock, by (ii) the fair market value of one share of Common Stock on the dates of grant; (d) a term for such stock options as set forth under the column labeled "Expiration Date;" (e) a stock volatility of 27.5%, based on an analysis of weekly closing stock prices of the Common Stock over a 36-week period; and (f) an assumed risk-free interest rate of 6.61%, such rate being equivalent to the yield on the dates of grant on a treasury note with a maturity date comparable to the expiration of such stock option. No other discounts or restrictions related to vesting or the likelihood of vesting of stock options were applied. The resulting grant date present value for each stock option was multiplied by the total number of stock options granted to each of the Named Executive Officers to determine their total grant date present values.
(3) Effective January 1, 1997, Mr. Goodyear resigned from the Company and forfeited two-thirds of these stock options pursuant to an agreement described in the section titled "Certain Transactions."

                               -----------------

  The following table sets forth information with respect to any exercises of Company stock options and SARs in 1996 by each of the Named Executive Officers and all outstanding Company stock options and SARs held by each of the Named Executive Officers as of December 31, 1996.

                    AGGREGATE OPTION/SAR EXERCISES IN 1996
                  AND OPTION/SAR VALUES AT DECEMBER 31, 1996

                                               NUMBER OF SECURITIES
                                              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                 OPTIONS/SARS AT      IN-THE-MONEY OPTIONS/SARS
                       SHARES                   DECEMBER 31, 1996       AT DECEMBER 31, 1996
                      ACQUIRED     VALUE    ------------------------- -------------------------
       NAME          ON EXERCISE  REALIZED  EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
       ----          ----------- ---------- ------------------------- -------------------------
James R. Moffett           --    $       --      34,094/330,000          $  423,502/$    --
Rene L. Latiolais      90,661     1,934,636      78,298/390,649             992,021/ 76,653
Richard C. Adkerson    84,988     1,629,958      18,607/103,780             234,426/174,221
Charles W. Goodyear    14,675       290,732      85,252/233,780           1,172,080/174,221
W. Russell King            --            --      11,824/ 16,794             152,648/161,133

  The following table sets forth information with respect to all long-term incentive plan awards made in 1996 by the Company to each of the Named Executive Officers.

                   LONG-TERM INCENTIVE PLANS--AWARDS IN 1996

                               PERFORMANCE
                     NUMBER OF  OR OTHER     ESTIMATED
                      SHARES,    PERIOD    FUTURE PAYOUTS
                     UNITS OR     UNTIL      UNDER NON-
                       OTHER   MATURATION   STOCK PRICE-
   NAME              RIGHTS(1)  OR PAYOUT  BASED PLANS(2)
   ----              --------- ----------- --------------
James R. Moffett      20,000    12/31/99      $442,400
Rene L. Latiolais     35,000    12/31/99       774,200
Richard C. Adkerson    7,000    12/31/99       154,840
Charles W. Goodyear   13,000    12/31/99       287,560
W. Russell King        5,500    12/31/99       121,660

---------
(1) Represents the number of performance units covered by the Company's performance awards granted in 1996 under the Company's 1992 Long-Term Performance Incentive Plan (the "Long-Term Plan"). As of December 31 of each year, each Named Executive Officer's performance award account will be credited with an amount equal to the "annual earnings per share" or "net loss per share" (as defined in the Long-Term Plan) for that year multiplied by the number of performance units then credited to such performance award account. Annual earnings per share or net loss per share includes the net income or net loss of each majority-owned subsidiary of the Company that is attributable to equity interests that are not owned by the Company. The Corporate Personnel Committee may, however, in its discretion, prior to crediting the Named Executive Officers' performance award accounts with respect to a particular year, reduce or eliminate the amount of the annual earnings per share that otherwise would be credited to any performance award account for such year. The balance in such performance award account is generally paid as soon as practicable after December 31 of the year in which the third anniversary of the award occurs.
(2) The amounts represent the annual earnings per share for 1996, as determined by the Corporate Personnel Committee, applied over a four-year period.

                              ------------------

  Retirement Benefit Program. The Company's retirement benefit program was amended effective July 1, 1996, to incorporate a "cash-balance plan" design. Under the amended program, each participant, including the Named Executive Officers, is entitled to benefits based upon the sum of his starting account balance, annual benefit credits and annual interest credits allocated to his "account." The starting account balance is equal to the value of the participant's accrued benefit as of June 30, 1996, under the prior plan. The annual benefit credit consists of two parts: (1) 4% of the participant's earnings for the year in excess of the social security wage base for the year; and (2) a percentage of the participant's total earnings for the year. The percentage of total earnings is determined as follows:

  . 15%, if as of January 1, 1997, the participant's age plus service totaled
    65 or more, he was at least 50 years old and had at least 10 years of service;

  . 10%, if as of January 1, 1997, the participant's age plus service totaled
    55 or more, he had at least 10 years of service, and he did not meet the requirements for a 15% allocation;

  . 7%, if as of January 1, 1997, the participant's age plus service totaled
    45 or more, he had at least 5 years of service, and he did not meet the requirements for a greater allocation;

  . 4%, if the participant did not meet the requirements for a greater allocation.

  The annual interest credit is equal to the account balance at the end of the prior year multiplied by the annual yield on 10-year U.S. Treasury securities on the last day of the preceding year. For the first half-year of the cash-balance plan design, ending December 31, 1996, the annual benefit credits were based on compensation for the second half of the year, and the interest credit was 2.79% (equal to half the annual yield rate of 5.58%). Interest credits stop at the end of the year in which the participant reaches age 60. Upon retirement a participant's account balance is payable either in a lump sum or an annuity, as selected by the participant. A participant's "earnings" are comprised of annual base salary (see "Salary" in the Summary Compensation Table above), plus a percentage of certain bonuses (See "Bonus" in the Summary Compensation Table above), which percentage is the lesser of 50% or the percentage of the bonus not deferred. Years of service include not only years with the Company but also any years with the Company's predecessors.

  Benefits payable to a participant under the Company's retirement benefit program are no longer determined primarily by such individual's final average compensation and years of service. However, if a participant's age plus service equalled 65 or more as of January 1, 1997, and as of that date the participant had both attained age 50 and had at least 10 years of service, the participant is "grandfathered" into a benefit of no less than the benefit under the former retirement benefit formula based on years of service and final average earnings.

  The following is the estimated annual retirement benefit, payable as an annuity for life, of each of the Named Executive Officers assuming retirement at age 60, and allowing for reasonable annual increases in earnings until retirement: Mr. Moffett, $1,204,481; Mr. Adkerson, $197,292; Mr. Latiolais, $1,283,955; and Mr. King, $262,110. Mr. King participates in the retirement benefit program of FM Services Company ("FMS"), a corporation 50% owned by each of the Company and

FCX. Mr. Goodyear resigned effective January 1, 1997 and his estimated annual benefit under the retirement benefit program, if the benefit is paid as an annuity for life commencing at age 60, is $115,229.

CORPORATE PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Corporate Personnel Committee is composed of four independent directors, none of whom is an officer or employee of the Company or any of its subsidiaries. The Committee met nine times in 1996. The Committee determines the compensation of the Chief Executive Officer and other executives (the "Executive Officers") of the Company and administers the annual incentive plan, performance incentive awards programs, long-term incentive plans, and the stock option plans of the Company.

  In 1996, the Committee reviewed the results of an annual comparison of Company performance relative to the group of chemical companies comprising the group of peer issuers (the "Peer Group"), which group is comprised of those companies included in the Media General Sulfur and Nitrate Index and whose cumulative total shareholder return is compared in the performance graph included in this Proxy Statement under the heading "Performance Graph." An independent executive compensation consultant conducted this review to help the Committee ensure that overall executive compensation levels relate appropriately to Company performance when compared to performance of the Peer Group. Provided below in the section entitled "Annual Cash Awards" is a listing of the financial performance factors covered in the annual comparison of Company performance and a summary of the Company's operational and strategic accomplishments during 1996 that the Committee reviewed and considered.

  The Committee uses the policies described below as a framework for the compensation programs in which the Company's Executive Officers participate.

 Base Salaries

  Base salaries of the Executive Officers are established at appropriate levels after consideration of each executive's responsibilities and market salaries for similarly situated Executive Officers in other organizations. Such organizations generally are not included in the Peer Group, but are organizations whose operational, corporate financing and other activities are considered comparable to those that the Company accomplished in recent years under the direction of the Executive Officers. The Company increased base salaries for certain Executive Officers in 1996 in recognition of significant changes in their responsibilities during 1996. The Chief Executive Officer did not receive a base salary increase during 1996.

 Annual Cash Awards

  The Company's annual incentive plan is designed to provide incentives, in the form of annual cash awards, to certain Executive Officers whose performance can have a major impact on the profitability and future growth of the Company.

  Under the terms of the annual incentive plan, in which the Chief Executive Officer participates, no awards will be made for any year if the five-year average return on investment (generally, consolidated net income divided by consolidated stockholders' equity and long-term debt, including the minority interests' share of subsidiaries' income and stockholders' equity) is less than 6%. During the five-year period ending in 1996, the average return on investment was 15.4%. When determining the aggregate total of awards granted under the annual incentive plan for 1996, the Committee considered as a guideline 2.5% of net cash provided by operating activities for such year, which amount is the maximum that may be awarded under the annual incentive plan to Executive Officers whose compensation is subject to the limitation on deductible compensation under section 162(m) of the Internal Revenue Code.

  The Company's performance incentive awards program is designed to provide incentives, in the form of annual cash awards, to certain middle managers and Executive Officers who do not participate in the annual incentive plan. In 1996, each participant in the performance incentive awards program was assigned a guideline amount, expressed as a percentage of base salary, which when combined with base salary is generally designed to achieve total annual cash compensation substantially equal to 75th percentile Peer Group levels. Actual performance incentive awards have ranged from zero to a multiple of the target awards. As a result, the competitive position of total annual cash compensation for participants in the performance incentive awards program has varied substantially from year to year depending on performance.

  To determine the total amount available for incentive awards in 1996 within the plan limits and guidelines of both plans described above, the Committee considered certain Company financial performance factors and operational and strategic accomplishments achieved in 1996. These performance factors were not individually weighted.

  The financial performance factors considered included the percentage change in net cash provided by operating activities over the prior year, the percentage change in total managed net income (generally, consolidated net income plus the minority interests' share of subsidiaries' net income) over the prior year, return on managed equity, and return on investment. Results of these performance factors for 1996 were compared to the Company's historical results during each of the last four fiscal years, and to the Peer Group's estimated 1996 results and actual results during such four-year period.

  Operational and strategic accomplishments of the Company and its subsidiaries during 1996 considered by the Committee included: (i) the increasing of FRP's interest in IMC-Agrico by 0.85 percentage points though negotiations with IMC Global in connection with their acquisition of Vigoro;
(ii) the modification of pricing provisions between IMC-Agrico and IMC Global affiliates, allowing improved realizations for IMC-Agrico on products sold to these affiliates; (iii) the public sale of $150 million of long-term 7% Senior Notes, which interest rate was 1.75 percentage points lower than the previous Senior Notes issued in 1994; (iv) the renegotiation of the FTX/FRP bank credit facility to increase the facility to $350 million, reduce the interest rate, and lengthen the term; (v) the repurchase through the stock buy-back program of over $130 million of FTX common stock during 1996; (vi) the Faustina and Uncle Sam gypsum stack cover projects' greater than anticipated success at reducing "Toxic Release Inventory" discharges to the Mississippi River, with a total decline of 96% since 1993; (vii) the generation of distributable cash from phosphate fertilizer operations in excess of $400 million over the past twelve months; (viii) the management of the sulphur business to maintain cash flow at near 1996 plan level despite reduced production to balance the market and significantly lower prices; (ix) the development of Main Pass carbon management methods to facilitate the elimination of $20 million in planned capital expenditures; (x) maintaining Main Pass average unit cost at plan level for the entire year, and the achievement of Culberson unit cost at plan levels for the second half of 1996 despite reduced production at both sulphur mines; (xi) achieving $3 million in reductions to annual transgulf sulphur transportation costs and annualized Culberson rail transportation costs; (xii) the improvement of phosphate export marketing performance with a twelve month contract with the Chinese, which included no price ceiling limitations; (xiii) increased presence in China through the establishment of an alliance with Chinese authorities to explore phosphate opportunities in that country; (xiv) the effective management of phosphate fertilizer production levels which reduced market price volatility and avoided costly inventory buildup; (xv) the successful integration into IMC-Agrico of the animal feed ingredients business acquired in late 1995, which contributed $44 million in cash flow over the past twelve months (more than 40% above expectations); (xvi) the purchase of the Pine Level property for $31 million cash plus future potential royalties, increasing IMC-Agrico's phosphate rock reserve position by 25%; (xvii) the acquisition of the Big Four rock reserve in a cashless transaction, adding 2.5 million tons of high quality rock reserves and extending the life of the Kingsford mine; (xviii) the selection of IMC-Agrico by the government of Saudi Arabia to pursue opportunities to develop a phosphate project; (xix) approval from the Sri Lankan Cabinet to proceed with the development of the Eppawala phosphate deposit with a feasibility study expected to commence in early 1997; (xx) the development of the technology to exploit the remaining "G" sand reserves of approximately 18.5 million barrels of oil at Main Pass; (xxi) the completion of exploitation plan and arrangements for oil production from sulphur platforms, with a cost savings of $4.4 million for the Northwest Structure alone; and (xxii) the achievement of production near plan level of 4.0 million barrels of oil and increased cash flow, while deferring capital development to optimize exploitation methods.

  For purposes of comparing the financial performance factors for 1996 to the Company's 1995 results and to the Peer Group, the Committee adjusted prior years' results to reflect the Company's continuing operations and thus provide a more meaningful comparison. After reviewing these performance factors, the Committee concluded that the Company's overall financial results for 1996 exceeded the Company's 1995 adjusted results and that operational and strategic accomplishments exceeded expectations. The Committee also concluded that the Company's financial results exceeded Peer Group medians for financial performance factors considered, with the exception of the percentage change in net cash provided by operating activities.

  Based on its review, the Committee approved an incentive pool for the annual incentive plan of 1.8% of net cash provided by operating activities, which amount is less than the maximum amount permitted under the plan and each individual award under the annual incentive plan for 1996 was below the individual award maximum. Performance awards for those Executive Officers participating in the performance incentive awards program in 1996 on average approximated 220% of their guideline amounts. The specific amounts awarded under the annual incentive plan and the performance incentive awards program to the Company's five most highly compensated Executive Officers for 1996, including the Chief Executive Officer, are as shown in the "Summary Compensation Table."

 Stock Options and Long-Term Incentives

  Stock option and cash long-term incentive award guidelines are intended to provide a total potential value that is greater than the value of annual cash compensation to reinforce the importance of shareholder value creation. Executive Officers are eligible to participate in three long-term incentives: stock options, freestanding stock appreciation rights ("SARs"), and performance units. Award guidelines for these incentives are expressed as a fixed number of options, rights, or units, as the case may be, that vary according to the position level of each participating Executive Officer. The guidelines were developed originally by the Committee and confirmed by a review of compensation practices of the Peer Group conducted by an independent executive compensation consultant. The total value of long-term incentive awards is generally intended to produce total compensation based on future performance that exceeds 75th percentile levels of the Peer Group for the Executive Officers. Stock options are generally emphasized over performance units.

  The Committee encourages Executive Officers to accumulate significant equity ownership in the Company by granting stock options. The Committee believes that large periodic stock option awards rather than smaller, annual awards provide a more powerful incentive to Executive Officers to achieve sustained growth in shareholder value over the long term. The exercise price of a stock option is equal to the fair market value of a share of the Company's Common Stock on the date of grant. The stock options granted to certain Executive Officers for 1996, including the Chief Executive Officer, are shown in the "Summary Compensation Table." No SAR grants were made in 1996 to Executive Officers.

  The Committee supplements stock option grants to Executive Officers with annual grants of performance units. Performance units are designed to link a portion of executive compensation to cumulative earnings per share because the Company believes that sustained profit performance will help support increases in shareholder value. Each outstanding performance unit is annually credited with an amount equal to the annual earnings per share (or net loss per share) until the valuation date for such performance award, which is generally December 31 of the year in which the third anniversary of the grant occurs. Such credits are generally paid as soon as practicable after such valuation date. The performance units granted to certain Executive Officers for 1996, including the Chief Executive Officer, are shown in the table entitled "Long-Term Incentive Plans--Awards in 1996."

  Under Section 162(m) no deduction by a publicly held corporation is allowed for compensation paid by the corporation to its most highly compensated executive officers to the extent that the amount of such compensation for the taxable year for any such individual exceeds $1 million. Section 162(m) exempts "performance based" compensation from the deduction limitation. The Company believes that the components of executive compensation that are inherently performance based should qualify for such exclusion from the deduction limitation under Section 162(m). Those components consist of the annual cash incentive awards, stock options, SARs, and performance units. The Company's Board of Directors recommended, and stockholders approved at their 1994 annual meeting, amendments to the annual incentive plan and the long-term performance incentive plan that were designed to qualify compensation payable thereunder for deductibility under Section 162(m). The Company anticipates that the components of individual executive compensation for each highly compensated Executive Officer that do not qualify for any exclusion from the deduction limitation of Section 162(m) should not exceed $1 million in any given year for most Executive Officers, and should therefore qualify for deductibility in most instances.

      Robert W. Bruce III, Chairman            William B. Harrison, Jr.
      George Putnam                            J. Taylor Wharton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The current members of the Company's Corporate Personnel Committee are Messrs. Bruce, Harrison, Putnam and Wharton. No Executive Officer served in 1996 as a director or member of the compensation committee of another entity, one of whose executive officers served as a director of the Company or on the Company's Corporate Personnel Committee.

PERFORMANCE GRAPH

  The following graph compares the change in the cumulative total stockholder return on Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the cumulative total return of two groups of peer issuers from 1992 through 1996. The current peer group, the Media General Sulphur & Nitrate Index ("MG Group Index"), reflected in the performance graph has been changed from the peer group used in performance graphs reflected in the Company's proxy statements for prior years. The former peer group is a custom peer group and includes mining companies, which encompassed the industry of FCX, a subsidiary of the Company until July 1995. The MG Group Index was used to more closely reflect the industry in which the Company currently operates.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                            FREEPORT-MCMORAN INC.,
                      S&P 500 STOCK INDEX, MG GROUP INDEX
                             AND FORMER PEER GROUP




                             [GRAPH APPEARS HERE]

                        1991    1992    1993    1994    1995    1996
                       ------- ------- ------- ------- ------- -------
Freeport-McMoRan Inc.  $100.00 $118.22 $182.69 $176.33 $293.31 $257.28
S&P 500 Stock Index    $100.00 $107.62 $118.46 $120.03 $165.13 $203.05
MG Group Index         $100.00 $ 91.09 $113.73 $132.53 $170.30 $181.35
Former Peer Group      $100.00 $111.01 $123.19 $131.88 $163.40 $186.61

ASSUMES $100 INVESTED ON DECEMBER 31,
1991 IN FREEPORT-McMoRan INC. COMMON
STOCK, S&P 500 STOCK INDEX & EACH
PEER GROUP


                                               *   FREEPORT-MCMORAN INC.
* TOTAL RETURN INCLUDES THE ASSUMED
REINVESTMENT IN THE COMPANY'S COMMON           .   S&P 500 STOCK INDEX
STOCK OF ALL CASH DIVIDENDS AND THE
CASH VALUE, AS DETERMINED BY THE
BOARD OF DIRECTORS, OF ALL PROPERTY            +   MG GROUP INDEX
DIVIDENDS. PROPERTY DIVIDENDS DURING
THE PERIOD SHOWN CONSISTED OF SHARES          [ ]  FORMER PEER GROUP
OF COMMON STOCK OF FORMER
SUBSIDIARIES OF THE COMPANY THAT WERE
DISTRIBUTED ON A PRO RATA BASIS TO
THE COMPANY'S STOCKHOLDERS IN 1992,
1994 AND 1995, AND WERE VALUED AT
$1.05, $7.768 AND $108.41 PER SHARE
OF THE COMPANY'S COMMON STOCK,
RESPECTIVELY.

  The members of the MG Group Index referred to in the performance graph above are Agrium Inc., Alcide Corp., Arcadian Corp., Consep Inc., First Mississippi Corp., Freeport-McMoRan Resource Partners, Limited Partnership, IMC Global Inc., Lesco Inc., Mycogen Corp., Norsk Hydro As Adr, Rich Coast Inc., Ringer Corp., Terra Industries Inc., Terra Nitrogen Co., L.P., U.S. Home & Garden Inc., and U.S. Lime and Minerals Inc.

  The members of the former peer group referred to in the performance graph above are Air Products & Chemicals Inc., Aluminum Co. of America, Amerada Hess Corp., Amoco Corp., Ashland Oil Inc., Burlington Northern Inc., Cyprus Amax Minerals Company, Dexter Corp., Dow Chemical Company, FMC Corp., Hercules Inc., Louisiana Land & Exploration Co., Murphy Oil Corp., Occidental Petroleum Corp., Olin Corp., Owens Corning Fiberglass Corp., Pennzoil Co., PPG Industries Inc., Union Pacific Corp., Unocal Corp., Pharmacia & Upjohn Inc., Valero Energy Corp. and The Williams Companies.

CERTAIN TRANSACTIONS

  During 1996, Mr. Rankin received certain compensation consisting of reimbursement for a portion of his office rent and the service of an executive secretary employed by FMS. The aggregate amount of such compensation in 1996 was $86,540. FMS and Mr. Rankin are parties to an agreement renewable annually under which Mr. Rankin renders services to the Company and FCX relating to finance, accounting and business development. In consideration for such services, FMS pays Mr. Rankin an annual retainer of $56,000. FMS and a corporation wholly owned by Mr. Rankin are parties to an arrangement under which FMS, the Company and FCX are entitled to the use of a Cessna Citation V Ultra aircraft in which such corporation has an interest. Under the arrangement, FMS pays charges, assessments and an annual fee to such corporation that are directly related to the Company's and FCX's use of the plane and an additional fixed monthly fee. In 1996, FMS paid the corporation $368,218.

  Kissinger Associates, Inc. ("Kissinger Associates"), a corporation of which Mr. Kissinger is Chairman of the Board and the sole stockholder, and FMS are parties to agreements (the "Kissinger Consulting Agreements") pursuant to which Kissinger Associates provides to the Company and FCX advice and consultation on specified world political, economic, strategic and social developments affecting the Company's and FCX's affairs. As compensation for such services, FMS pays Kissinger Associates an annual fee of $200,000, additional consulting fees based on the services rendered and reasonable out-of-pocket expenses incurred in connection with providing such services in proportion to the amount of services received by each. In 1996, FMS paid Kissinger Associates $200,000 for all services under this arrangement.

  Upon his resignation from the Company, FCX, MOXY, FRP, FMS and FM Properties Inc. (collectively, the "Freeport Entities") as of January 1, 1997, Mr. Goodyear forfeited two-thirds of the stock options that the Freeport Entities granted to him in 1996. The stock options that the Company granted to Mr. Goodyear in 1996 are shown in the table entitled "Option/SAR Grants in 1996." In consideration for such forfeiture, Mr. Goodyear is entitled to receive $8,333 per month from the Freeport Entities starting on January 1, 1997 and continuing through December 1, 1999. Such payments may be discontinued or accelerated under certain circumstances if the consulting arrangement with FMS described below is terminated.

  In December 1996, FMS entered into an agreement with Goodyear Capital Corporation ("GCC"), a corporation of which Mr. Goodyear is President and the sole stockholder, under which GCC has agreed to provide consulting services relating to the financial aspects of the businesses, operations and prospects of FMS and its corporate affiliates, including the Company and FCX, from January 1, 1997 through December 31, 1999. Under the agreement, GCC will receive an annual consulting fee of $1,400,000, reimbursement of reasonable out-of-pocket expenses incurred in connection with providing such services, certain perquisites, and incentive bonuses, in amounts to be determined, for providing material assistance to any of the Freeport Entities on any major transactions that may be successfully consummated. In 1996, Mr. Goodyear received $15,674 as reimbursement for certain fees incurred in connection with the negotiation of this agreement.

                  RATIFICATION OF THE APPOINTMENT OF AUDITORS

  The Board of Directors seeks ratification by the stockholders of the Board's appointment of Arthur Andersen LLP to act as the independent auditors of the financial statements of the Company and its subsidiaries for the year 1997. The Board has not determined what, if any, action would be taken should the appointment of Arthur Andersen LLP not be ratified. One or more representatives of the firm will be available at the Meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement.

                             FREEPORT-MCMORAN INC.

   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF
                          STOCKHOLDERS, APRIL 29, 1997

  The undersigned hereby appoints James R. Moffett, Rene L. Latiolais, and Richard C. Adkerson as proxies, with full power of substitution, to vote the shares of the undersigned in Freeport-McMoRan Inc. at the Annual Meeting of Stockholders to be held on Tuesday, April 29, 1997, at 1:30 p.m., and at any adjournment thereof, on all matters coming before the meeting. THE PROXIES WILL
VOTE: (1) AS YOU SPECIFY ON THE BACK OF THIS CARD, (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR VOTE ON A MATTER LISTED ON THE BACK OF THIS CARD, AND (3) AS THE PROXIES DECIDE ON ANY OTHER MATTER.

 PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY IN THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------

                          (continued on reverse side)

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                             FOLD AND DETACH HERE

                                                                    Please
                                                                     mark
                                                                     your
                                                                    votes
                                                                      as
                                                                  indicated
                                                                      in
                                                                     this
                                                                   example
                                                                      X

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:


                                 FOR   WITHHELD                                      FOR   AGAINST   ABSTAIN

  ITEM 1--Election of the                                  ITEM 2--Ratification of
          nominees for directors.                                  appointment of
          Nominees for                                             Arthur Andersen
          directors of                                             LLP as
          Freeport-McMoRan Inc.                                    independent
                                                                   auditors.
          William B. Harrison, Jr.
          Henry A. Kissinger
          Rene L. Latiolais
          J. Taylor Wharton

      FOR, EXCEPT WITHHELD FROM:
  ______________________________________________________________
  (Write nominee name(s) in the space provided above to withhold authority.)



  SIGNATURE(S) ____________________________________________________ DATED: __________ 1997

  YOU MAY SPECIFY YOUR VOTES BY MARKING THE APPROPRIATE BOXES ABOVE. YOU NEED
  NOT MARK ANY BOXES, HOWEVER, IF YOU WISH TO VOTE ALL ITEMS IN ACCORDANCE
  WITH THE BOARD OF DIRECTORS' RECOMMENDATION. IF YOUR VOTES ARE NOT
  SPECIFIED, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR
  DIRECTORS AND FOR PROPOSAL 2.

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